Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of February 22, 2023 (this “Supplemental Indenture”), by and between 1Life Healthcare, Inc., a Delaware corporation, as issuer (the “Company”), and U.S. Bank Trust Company (successor in interest to U.S. Bank National Association), National Association, as trustee (the “Trustee”), supplements the Indenture dated May 29, 2020 (the “Indenture”), between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Indenture, the Company issued $316,250,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 20, 2022, among Amazon.com, Inc., a Delaware corporation (“Amazon”), Negroni Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Amazon (“Sub”), and the Company, Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Amazon (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), each share of Company Common Stock (as defined in the Merger Agreement) (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than certain shares of Common Stock as set forth in the Merger Agreement) will be converted into the right to receive $18.00 in cash, without interest;

WHEREAS, the Merger shall be consummated on the date hereof in accordance with the Merger Agreement concurrent with the execution and delivery of this Supplemental Indenture;

WHEREAS, pursuant to Section 14.07(a) of the Indenture, the Merger constitutes a Share Exchange Event, and the Company and the Trustee are required to enter into a supplemental indenture providing that from and after the Effective Time the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the units of Reference Property;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 14.07(a) of the Indenture, each unit of Reference Property consists of $18.00 in cash;

WHEREAS, Section 10.01(g) of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture, without the consent of the Holders of any of the Notes at the time outstanding, in connection with any Share Exchange Event to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and to make related changes to the terms of the Notes to the extent expressly required by Section 14.07 of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE I

TERMS

Section 1.01    Definitions.   Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. In accordance with Section 14.07 of the Indenture and pursuant to the terms of the Merger,

“Conversion Rate” shall mean 22.5052 shares of Common Stock per $1,000 principal amount of Notes;

“Daily VWAP” shall mean $18.00;

“Last Reported Sale Price” shall mean $18.00;

“Reference Property” shall mean cash;

“Stock Price” shall mean $18.00; and

“unit of Reference Property” shall mean $18.00 in cash.

ARTICLE II

EFFECT OF MERGER

Section 2.01    Conversion Right.   Pursuant to Section 14.07(a) of the Indenture, from and after the Effective Time, (a) the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into a number of units of Reference Property equal to the Conversion Rate as of the date hereof and (b) the Conversion Obligation due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 14 of the Indenture (or in any related definitions) were instead a reference to the same number of units of Reference Property.

ARTICLE III

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.01    Trustee’s Acceptance.   The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01    Governing Law; Waiver of Trial by Jury.   THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.02    Benefits of Supplemental Indenture.   Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.03    Execution in Counterparts.   This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.04    Severability.   In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 4.05    Ratification of Indenture.   The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 4.06    Effect on Successors and Assigns.   Notwithstanding Section 17.08 of the Indenture, all agreements of the Company, the Trustee, the Note Registrar, the Paying Agent and the Conversion Agent in this Supplemental Indenture will bind their respective successors.

Section 4.07    Headings, Etc.   The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

1LIFE HEALTHCARE, INC.

By:	/s/ Bjorn Thaler
Name: Bjorn Thaler
Title: Chief Financial Officer

[Signature Page to the Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Benjamin J. Krueger
Name: Benjamin J. Krueger
Title: Vice President

[Signature Page to the Supplemental Indenture]